Exhibit 1.20

FREEDOM MOBILE INC.

BY-LAW NUMBER ONE

This by-law relates generally to the conduct of the affairs of Freedom Mobile Inc. (the “Corporation”), a corporation subject to the Business Corporations Act (Alberta) (the “Act”).

I.DIRECTORS

1.Quorum. A majority of the number of directors shall constitute quorum for the transaction of business at any meeting of directors.

2.Meetings. Any of the chair, the president, the chief executive officer and the directors of the Corporation may call a meeting of directors. Notice of a meeting of directors shall be sent to each director not less than 48 hours before the time of the meeting; provided that (i) meetings of the directors may be held at any time without notice if all the directors are present or if each absent director waives notice and (ii) no notice is required for the first meeting of directors following election.

3.Voting. Questions arising at any meeting of directors shall be decided by a majority of votes. The chair of the meeting shall not have a second or casting vote in addition to its original vote.

II.OFFICERS

4.Appointment of officers. The directors shall from time to time designate such offices and appoint such officers of the Corporation as they consider advisable.

5.Duties of officers. The officers of the Corporation shall perform such duties specified from time to time by the directors or pursuant to a delegation of authority from the directors.

6.Removal of officers. Officers are subject to removal by the directors at any time, with or without cause.

III.SHAREHOLDERS

7.Place of meetings. Meetings of shareholders of the Corporation may be held from time to time at places in Alberta as the directors may determine, at such other places as the shareholders may agree or at such other places outside Alberta specified in the articles of the Corporation.

8.Notice of meetings. Notice of a meeting of shareholders shall be sent to each person entitled to attend the meeting not less than forty-eight hours before the time of the meeting nor more than 50 days before the date fixed for the meeting.

9.Meetings by electronic means. Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the regulations of the Act, if any, by any communication facility that permits all participants to communicate adequately with each other during the meeting if the Corporation makes available such a communication facility. If the directors or shareholders of the Corporation call a meeting of shareholders, those directors or shareholders, as the case may be, may determine the communication facility for the meeting. A person participating in a meeting by such means is deemed for the purposes of the Act to be present at the meeting.

10.Voting. Every question submitted to any meeting of shareholders shall be decided in the first instance by a show of hands. Any vote at a shareholders' meeting may be held entirely by means of a telephonic, electronic or other communication facility if the Corporation makes available such a communication facility. The chair of the meeting shall not have a second or casting vote in addition to the original vote cast by the chair as shareholder or proxy nominee.

11.Quorum. Quorum for a meeting of shareholders shall be one or more persons present and holding or representing by proxy not fewer than 25% of the total number of issued shares of the Corporation enjoying voting rights at such meeting.

IV.GENERAL

12.Execution of contracts, etc. Contracts, documents or other instruments (collectively, “Instruments”) may be executed by any two directors or officers on behalf of the Corporation. The directors may from time to time by resolution appoint any one or more officers, directors or other persons to sign one or more Instruments on behalf of the Corporation. Instruments so executed shall be binding upon the Corporation without any further authorization or formality.

13.Banking arrangements. The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other lending institution and under such agreements, instructions and delegations of powers as the directors, or any two of the chair, chief executive officer, president and chief financial officer (or persons in equivalent offices) of the Corporation may from time to time approve.

14.Indemnification. Except in respect of an action by or on behalf of the Corporation or the body corporate hereafter mentioned to procure a judgment in its favour, the Corporation shall indemnify each director and officer of the Corporation, former director and officer of the Corporation and a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and each such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if: (a) such person acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.

15.Indemnification in derivative actions. The Corporation shall from time to time, subject to the approval of the court (as defined in the Act), indemnify a person referred to in Section 14 in respect of an action by or on behalf of the Corporation or a body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or the body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in paragraphs (a) and (b) of Section 14.

16.Financial year. The financial year of the Corporation shall terminate on such day in each year as the directors of the Corporation from time to time by resolution determine.

Dated effective November 21, 2016.